INVESTMENT ADVISORY AGREEMENT

     AGREEMENT  made as of this 1st day of May,  1996,  by and between  VANGUARD
SPECIALIZED  PORTFOLIOS,  INC.,  a  Maryland  corporation,   (the  "Fund"),  and
WELLINGTON MANAGEMENT COMPANY, a Massachusetts partnership (the "Adviser").

     WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940 (the "1940 Act"), as amended, offering several diversified investment Portfolios, each having its own objective and policies; and

     WHEREAS, the Fund desires to retain the Adviser to render investment advisory services to the Fund's Energy Portfolio, Health Care Portfolio, Utilities Income Portfolio _and such other Portfolios as may hereafter be offered by the Fund and assigned to the Adviser, and the Adviser is willing to render such services;

     NOW THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

     1. Appointment of Adviser. The Fund hereby appoints the Adviser to act as investment adviser to the Fund's Energy Portfolio, Health Care Portfolio, Utilities Income Portfolio and such other Portfolios as may hereafter be offered by the Fund and assigned to the Adviser, for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

     2. Duties of Adviser. The Fund hereby employs the Adviser to manage the investment and reinvestment of the assets of the Fund's said Portfolios to continuously review, supervise and administer .the investment program of each of the Portfolios, to determine in its discretion the securities to be purchased or sold and the portion of each such Portfolio's assets to be held uninvested, to provide the Fund with records concerning the Adviser's activities which the Fund is required to maintain, and to render regular reports to the Fund's officers and Board of Directors concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Directors of the Fund, and in compliance with the objectives, policies and limitations for each Portfolio set forth in the Fund's prospectus and applicable laws and regulations. The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     3. Portfolio Transactions. The Adviser is authorized to use its best judgment to select the brokers or dealers that will execute the purchases and sales of securities for each of the Fund's Portfolios and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed therein. Subject to policies established by the Board of Directors of the Fund, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum. commission rates available, if the Adviser determines in good faith that such rates were reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Portfolios, the Fund and the other Funds in The Vanguard Group. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser will promptly communicate to the officers and Directors of the Fund such information relating to portfolio transactions as they may reasonably request.



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     4.  Compensation  of the  Adviser.  For the  services to be rendered by the
Adviser as provided in Section 2 of this Agreement, the Fund shall pay to the Adviser at the end of each of the Fund's fiscal quarters, a fee calculated by applying a quarterly rate, based on the following annual percentage rates to the aggregate average month-end net assets of the Fund's Portfolios for which the Adviser serves as investment adviser for the quarter:

 0.150% on the first $500 million of the aggregate net assets of the Portfolios;

 0.125% on the next $500 million of the aggregate net assets of the Portfolios;

 0.100% on the next $1 billion of the aggregate net assets of the Portfolios;

 0.075% on the next $1 billion of the aggregate net assets of the Portfolios;

 0.050% on the aggregate net assets of the Portfolios in excess of $3 billion.

     The fee, as determined above, shall be allocated to each Portfolio based on the relative net assets of each. Provided, however, that the maximum annual fee rate to be paid by the Utilities Income Portfolio shall be 0.08% of such Portfolio's average annual net assets.

     In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     5. Other Services. At the request of the Fund, the Adviser in its discretion may make available to the Fund (or to The Vanguard Group, Inc., its service company) office facilities, equipment, personnel and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Fund at the Adviser's cost.

     6. Reports. The Fund and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information, including changes in partners of the Adviser, with. regard to their affairs as each may reasonably request.

     7. Status of the Adviser. The services of the Adviser to the Fund are not to be deemed exclusive, and'the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The
Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     8. Liability of Adviser. No provision of this Agreement shall be deemed to protect the Adviser against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or, the reckless disregard of its obligations under this Agreement.

     9. Permissible Interests. Subject to and in accordance with the charters of the Fund and the Adviser, respectively, Directors, agents and shareholders of the Fund are or may be interested in the Adviser (or any successor thereof) as Directors, partners, officers or shareholders, or otherwise; Directors, officers employees and partners of the Adviser are or may be interested in the Fund as Directors, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in

                                        2



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the  Fund as a  shareholder  or  otherwise;  and  that  the  effect  of any such interrelationships shall be governed by said charters and provisions of the 1940
Act:

     10. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue until April 30, 1998, and thereafter for periods of one year so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of each Portfolio of the Fund; provided however, that if the holders of any Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and Rules thereunder. This Agreement may be terminated by any Portfolio of the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio on 60 days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days' written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party.

     As used in this Section 10, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

     11. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     12. Proxy Policy. With regard to the solicitation of shareholder votes, the Fund shall vote the shares of all Portfolio securities held by the Fund.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 1 st day of May, 1996.


  ATTEST                                         VANGUARD SPECIALIZED
                                                   PORTFOLIOS, INC.


     Raymond J. Klapinsky                 By       John J. Brennan
  -----------------------------          ---------------------------------------
          Secretary                       President and Chief Executive Officer



  ATTEST                                      WELLINGTON MANAGEMENT COMPANY


                                          By     Duncan M. McFarlend
                                         ---------------------------------------

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